Exhibit 3.1
REMITLY GLOBAL, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Remitly Global, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the state of Delaware (the “General Corporation Law”), does hereby certify as follows.
1.    The name of this corporation is Remitly Global, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 3, 2018 under the name Remitly Global, Inc.
2.    The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.
RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.
3.    Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.    This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 22nd day of July, 2020.

By:	/s/ Matthew B. Oppenheimer
Matthew B. Oppenheimer, President

Exhibit A
REMITLY GLOBAL, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME.
The name of this corporation is Remitly Global, Inc. (the “Corporation”).
ARTICLE II: REGISTERED OFFICE.
The address of the registered office of the Corporation in the state of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the corporation at that address is Incorporating Services, Ltd.
ARTICLE III: PURPOSE.
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware.
ARTICLE IV: AUTHORIZED SHARES.
The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 190,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 132,674,735 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Restated Certificate of Incorporation (this “Restated Certificate”), 10,199,786 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock,” 8,780,816 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Prime Preferred Stock,” 11,514,347 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 14,196,476 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 25,146,777 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” 30,331,802 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” 22,663,934 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock” and 9,840,797 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock.” The Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock shall hereinafter be collectively referred to as the “Senior Preferred Stock”. The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.    COMMON STOCK
1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.
2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
B.    PREFERRED STOCK
The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.
1.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
1.1    Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to the Corporation’s stockholders, on a pari passu basis, an amount per share equal to the greater of (a) the Original Issue Price (as defined below) for such share of Series Seed Preferred Stock, Series Seed Prime Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 3 immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under this Section 1.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” shall mean $0.2729 per share for the Series Seed Preferred Stock, $0.2961 per share for the Series Seed Prime Preferred Stock, $0.49764 per share for the Series A Preferred Stock, $0.8805 per share for the Series B Preferred Stock, $1.7032 per share for the Series C Preferred Stock, $3.7914 per share for the Series D Preferred Stock, $5.9566 per share for the Series E Preferred Stock and $9.1456 per share for the Series F Preferred Stock.
1.2    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 1.1, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.
1.3    Deemed Liquidation Events.
1.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) with respect to a transaction described in Sections 1.3.1(a) and (b) below, the holders of a majority of the outstanding shares of Senior Preferred Stock, voting together as a single class on an as-converted basis (the “Senior Preferred Majority”), and (ii) with respect to a transaction described in Section 1.3.1(c) below, the holders of at least eighty percent (80%) of the outstanding shares of Senior Preferred Stock, voting together as a single class on an as converted basis, elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:
(a)    a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation (excluding for this purpose any Acquiring Stockholder (as defined below)) continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Section 1.3.1, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged;
(b)    the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the

Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation; or
(c)    the closing of the sale, exchange, or transfer (whether by merger, consolidation or otherwise) by the Corporation or the Corporation’s stockholders, in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity), unless the primary purpose for the transaction is to raise equity financing for the Corporation and such financing is approved by the Board of Directors of the Corporation (the “Board”).
For purposes of this Section 1.3, an “Acquiring Stockholder” means a stockholder or an affiliate of a stockholder (or stockholders and/or their affiliates acting together) of the Corporation that (i) merges or otherwise combines with the Corporation in such combination transaction or (ii) owns or controls, directly or indirectly, a majority of another corporation or other entity that merges or otherwise combines with the Corporation in such combination transaction.
1.3.2    Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 1.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 1.1 and 1.2.
1.3.3    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 1.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 1.1 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 1.1 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For purposes of this Section 1.3.3, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed Additional Consideration.
1.3.4    Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 1.3 shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 1.3.4 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the

Board; provided, however that the following shall apply. For securities not subject to investment letters or other similar restrictions on free marketability:
(a)    if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;
(b)    if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or
(c)    if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.
The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof, as determined in good faith by the Board.
2.    Voting.
2.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”).
2.2    Election of Directors.
2.2.1    For so long as at least 2,000,000 shares of Series E Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series E Preferred Stock in shares of such stock), the holders of record of a majority of the then outstanding shares of Series E Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series E Director”).

2.2.2    For so long as at least 2,000,000 shares of Series D Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series D Preferred Stock in shares of such stock), the holders of record of a majority of the then outstanding shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series D Director”).
2.2.3    For so long as at least 2,000,000 shares of Series C Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series C Preferred Stock in shares of such stock), the holders of record of a majority of the then outstanding shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series C Director”).
2.2.4    For so long as at least 2,000,000 shares of Series B Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series B Preferred Stock in shares of such stock), the holders of record of a majority of the then outstanding shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series B Director”).
2.2.5    For so long as at least 2,000,000 shares of Series Seed Preferred Stock, Series Seed Prime Preferred Stock and/or Series A Preferred Stock (collectively, the “Series Seed/A Preferred”) remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on any series of the Series Seed/A Preferred in shares of such stock), the holders of record of a majority of the then outstanding shares of Series Seed/A Preferred, voting together as a single and separate class on an as-converted basis, shall be entitled to elect one director of the Corporation (the “Series Seed/A Preferred Director” and, collectively with the Series B Director, the Series C Director, the Series D Director and the Series E Director, the “Preferred Directors”).
2.2.6    The holders of record of a majority of the then outstanding shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Common Directors”).
2.2.7    The holders of record of a majority of the shares of Common Stock and of every other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect the remaining directors of the Corporation (the “Remaining Directors”).
2.2.8    Vacancies Not Caused by Removal. If there is any vacancy in the office of any director elected or to be elected by the holders of the outstanding shares of a specified class, classes or series of stock given the right to elect such director pursuant to the preceding Sections 2.2.1 through 2.2.7 above (the “Specified Stock”), that exists prior to the time on the date the first share of Series E Preferred Stock is issued (the “First Issuance Time”), such vacancy may be filled (either contingently or otherwise) by the holders of the Specified Stock or by a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining member of the Board then in office, even if such directors or such sole remaining director were not elected by the holders of the Specified Stock that are entitled to elect a director or directors to office under the provisions of Section 2.2.1 and such electing director or directors shall specify at the time of such election the specific vacant directorship being filled. After the First Issuance Time, a director to hold office for the unexpired term of such directorship, unless the vacancy is due to the removal of a director, may be elected by either: (i) the affirmative vote of a majority of the remaining directors (if any) in office that were so elected by the holders of such Specified Stock by the affirmative vote of a majority of such directors or by the sole remaining director elected by the holders of such Specified Stock if there be but one or (ii) the required vote of holders of the shares of such Specified Stock specified in this Section 2.2 that are entitled to elect such director. Any director elected as provided in this Section 2.2 may be removed without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the affirmative vote of the holders of a majority of the then outstanding shares of the Specified Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class, classes, or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.
2.3    Preferred Stock Protective Provisions. For so long as at least 2,000,000 shares of Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on any series of Preferred Stock in shares of such stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (the “Requisite Holders”), given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, repeal or waive any provision set forth in the Bylaws or this Restated Certificate, each as then in effect, in a manner that is material and adverse to any series of Preferred Stock (it being agreed that the creation, authorization or issuance of any additional series of Preferred Stock (or security convertible into any additional series of Preferred Stock) shall not be deemed to materially and adversely affect the Preferred Stock);
(b)    increase or decrease the authorized number of shares of Preferred Stock (or any series thereof);
(c)    redeem or repurchase any shares of Common Stock or Preferred Stock (other than pursuant to (i) employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services or (ii) the exercise of a contractual right of first refusal);
(d)    declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock;

(e)    increase or decrease the authorized number of directors of the Corporation;
(f)    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing (or any series of related transactions that would result in the foregoing) without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 2.3;
(g)    effect a public offering of the capital stock of the Corporation pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), other than a Qualified IPO;
(h)    incur any indebtedness in excess of $5,000,000, unless such indebtedness has been approved by the Board (including one of the Preferred Directors);
(i)    hire or appoint a Chief Executive Officer of the Corporation (or functional equivalent) other than Matthew Oppenheimer; or
(j)    permit any of its subsidiaries to do any of the foregoing.
2.4    Senior Preferred Stock Protective Provisions. For so long as at least 2,000,000 shares of Senior Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on any series of Senior Preferred Stock in shares of such stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of the Senior Preferred Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, repeal or waive any provision set forth in the Bylaws or this Restated Certificate, each as then in effect, in a manner that is material and adverse to the Senior Preferred Stock or any series thereof (it being agreed that an increase in the authorized number of shares of Preferred Stock and the creation, authorization or issuance of any additional series of Preferred Stock (or security convertible into any additional series of Preferred Stock) shall not be deemed to materially and adversely affect the Senior Preferred Stock or any series thereof);
(b)    increase or decrease the authorized number of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock;
(c)    enter into, be a party to or modify any transaction with any director, executive officer or stockholder of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person, unless such transaction is (i) related to salary or other compensation matters to be entered into in the ordinary course of business on arms-length terms and approved by the Board or the Compensation Committee of the Board, (ii) a bona fide equity financing of the Corporation approved by the Board or (iii) an amendment of or waiver to any agreement or arrangement between the Corporation and such persons that was entered into in connection with the sale of shares of Series D Preferred Stock by Remitly, Inc., a wholly-owned subsidiary of the Corporation (“Remitly”), or was contemplated to be entered into pursuant to the Series D Preferred Stock Purchase Agreement dated as of October 25, 2017, among Remitly and the other parties set forth therein; or
(d)    permit any of its subsidiaries to do any of the foregoing.
2.5    Series E Protective Provisions. For so long as at least 2,000,000 shares of Series E Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on any series of Series E Preferred Stock in shares of such stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or in this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock (which majority shall include Generation IM Sustainable Solutions Fund III, L.P., a Guernsey limited partnership (together with its affiliates, “Generation”) for so long as Generation holds not fewer than 250,000 shares of Series E Preferred Stock (as such number is adjusted for stock splits and combinations of shares and for dividends paid on any series of Series E Preferred Stock in shares of such stock)), voting as a separate class (the “Series E Majority”), given in writing or by vote at meeting, consenting or voting (as the case may be) together as a singled class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, repeal or waive any provision set forth in the Bylaws or this Restated Certificate, each as then in effect, in a manner that would disproportionately and materially adversely affect the Series E Preferred Stock (it being agreed that the creation, authorization or issuance of any additional class or series of Preferred Stock (or security convertible into any such class or series of Preferred Stock) shall not be deemed to disproportionately and materially adversely affect the Series E Preferred Stock);
(b)    create, authorize or issue shares of any additional class or series of capital stock, including any other security convertible into or exercisable for any equity security, if such creation, authorization or issuance would disproportionately and materially adversely affect the Series E Preferred Stock (it being agreed that the creation, authorization or issuance of any additional class or series of Preferred Stock (or any security convertible into such class or series of Preferred Stock) shall not be deemed to disproportionately and materially adversely affect the Series E Preferred Stock);
(c)    create, authorize or issue any shares of Series Seed Preferred Stock, Series Seed Prime Preferred Stock or Series A Preferred Stock; or

(d)    increase or decrease the authorized number of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock.
2.6    Series F Protective Provisions. For so long as at least 2,000,000 shares of Series F Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on any series of Series F Preferred Stock in shares of such stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or in this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series F Preferred Stock, voting as a separate class (the “Series F Majority”), given in writing or by vote at meeting, consenting or voting (as the case may be) together as a singled class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, repeal or waive any provision set forth in the Bylaws or this Restated Certificate, each as then in effect, in a manner that would disproportionately and materially adversely affect the Series F Preferred Stock (it being agreed that the creation, authorization or issuance of any additional class or series of Preferred Stock (or security convertible into any such class or series of Preferred Stock) shall not be deemed to disproportionately and materially adversely affect the Series F Preferred Stock);
(b)    create, authorize or issue shares of any additional class or series of capital stock, including any other security convertible into or exercisable for any equity security, if such creation, authorization or issuance would disproportionately and materially adversely affect the Series F Preferred Stock (it being agreed that the creation, authorization or issuance of any additional class or series of Preferred Stock (or any security convertible into such class or series of Preferred Stock) shall not be deemed to disproportionately and materially adversely affect the Series F Preferred Stock);
(c)    create, authorize or issue any shares of Series Seed Preferred Stock, Series Seed Prime Preferred Stock or Series A Preferred Stock; or
(d)     increase or decrease the authorized number of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock.
3.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
3.1    Right to Convert.
3.1.1    Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of

Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially mean the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
3.1.2    Termination of Conversion Rights. Subject to Section 3.3.1 in the case of a Contingency Event (as defined therein), in the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Preferred Stock.
3.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
3.3    Mechanics of Conversion.
3.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.
3.3.2    Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
3.3.3    Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.
3.3.4    No Further Adjustment. Upon any conversion of shares of Preferred Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.
3.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
3.4    Mandatory Conversion. Upon either the earlier of (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, at a price per share of at least $9.1456 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Preferred Stock) resulting in gross proceeds to the Corporation (before deduction of underwriters’ commissions and expenses) of at least $100,000,000 (a “Qualified IPO”); or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of the Senior Preferred Majority, which consent shall include the approval of (i) Generation for so long as Generation owns at least 5,000,000 shares of Series E Preferred Stock and/or Series F Preferred Stock (as such number is adjusted for stock splits and combinations of shares and for dividends paid on any series of Series E Preferred Stock or Series F Preferred Stock in shares of such stock) and (ii) PayU Fintech Investments B.V. (“Naspers”) for so long as Naspers or its affiliates own at least 10,000,000 shares of Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock (as such number is adjusted for stock splits and combinations of shares and for dividends paid on any series of Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in shares of such stock) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (A) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 3.1.1 as the same may be adjusted from time to time in accordance with Section 3 and (B) such shares may not be reissued by the Corporation, including for the avoidance of doubt, (1) any filing of a registration statement under the Securities Act on a nationally-recognized exchange in the United States that results in shares of the Company’s Preferred Stock converting into Common Stock or (2) any other public offering of the Company’s securities that is not a Qualified IPO.
3.5    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Section 3.4. Unless otherwise provided in this Restated Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 3.4, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 3.5. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.
3.6    Adjustments to Conversion Price for Diluting Issuances.
3.6.1    Special Definitions. For purposes of this Article IV, the following definitions shall apply:
(a)    “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.
(b)    “Original Issue Date” shall mean the date on which the first share of Series F Preferred Stock was issued.
(c)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(d)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3.6.2 below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively as to all such shares and shares deemed issued, “Exempted Securities”):
(i)    shares of Common Stock issued or issuable upon conversion of the outstanding shares of any series of the Preferred Stock;
(ii)    shares of Common Stock or Preferred Stock issuable upon exercise of any Options, or Convertible Securities to purchase any securities of the Corporation outstanding as of the Original Issue Date and any securities issuable upon the conversion thereof;

(iii)    shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization;
(iv)    shares of Common Stock (or Options or Convertible Securities therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any subsidiary of the Corporation pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;
(v)    shares of Common Stock, Options or Convertible Securities issued to strategic partners, including banks, landlords, equipment lessors, advisors, lenders, or other financial institutions or providers of goods and services to the Corporation, in each case approved by the Board;
(vi)    shares of Common Stock, Options or Convertible Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of assets of, or purchase of more than fifty percent of the outstanding equity securities of, the other entity, or issued pursuant to a licensing arrangement or joint venture agreement, in each case approved by the Board;
(vii)    shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by the Board (including the approval of at least two of the Preferred Directors);
(viii)    any other shares of Common Stock or Preferred Stock (and/or Options or Convertible Securities therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board (including the approval of the Series E Director solely in the event that issuances pursuant to this Section 3.6.1(d)(viii) exceed an aggregate number of shares equal to one percent (1%) of the Corporation’s fully-diluted capitalization as of the date of such issuance);
(ix)    shares of Common Stock issued or issuable by the Corporation to the public pursuant to a registration statement filed under the Securities Act; and
(x)    shares of Common Stock, Options or Convertible Securities issued in a transaction for which the Corporation receives written notice from the holders of a majority of the then outstanding shares of a series of Preferred Stock agreeing that no adjustment shall be made to the Conversion Price of such series of Preferred Stock as a result of the issuance or deemed issuance.
3.6.2    Deemed Issue of Additional Shares of Common Stock.
(a)    If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including the passage of time) but without regard to any provision contained therein for a subsequent adjustment of such number including by way of anti-dilution adjustment) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 3.6.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 3.6.2(b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 3.6.3 (either because the consideration per share (determined pursuant to Section 3.6.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 3.6.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 3.6.3, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 3.6.2(e) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 3.6.2(b) and 3.6.2(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 3.6.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
3.6.3    Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.6.2), without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:
“CP2” shall mean the applicable Conversion Price in effect immediately after such issue or deemed issue of Additional Shares of Common Stock
“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock;
“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue or deemed issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
“B” shall mean the number of shares of Common Stock that would have been issued or deemed issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
“C” shall mean the number of such Additional Shares of Common Stock actually issued or deemed issued in such transaction.
3.6.4    Determination of Consideration. For purposes of this Section 3.6, the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock shall be computed as follows:
(a)    Cash and Property: Such consideration shall:
(i)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
(ii)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and
(iii)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.6.2, relating to Options and Convertible Securities, shall be determined by dividing;
(i)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(ii)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
3.6.5    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 3.6.2 and such issuance dates occur within a period of no more than 120 days after the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transactions).
3.7    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 3.7 shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.8    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:
(a)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(b)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 3.8 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of each such series of Preferred Stock had been converted into Common Stock on the date of such event.
3.9    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of each series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of each such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.
3.10    Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of a series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 3.7, 3.8, 3.9 or 3.11 or by Section 1.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.
3.11    Adjustment for Merger or Consolidation. Subject to the provisions of Section 1.3, if there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 3.8, 3.9 or 3.10), then, following any such consolidation or merger, provision shall be made that each share of a series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 3 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.
3.12    General Conversion Provisions.
3.12.1    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.
3.12.2    Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
3.12.3    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
3.12.4    No Further Adjustment after Conversion. Upon any conversion of shares of Preferred Stock into Common Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.
4.    Dividends. All dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose, each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder in accordance with Section 3.
5.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
6.    Waiver. Any of the rights, powers, privileges, and other terms of the Series Seed/A Preferred set forth herein may be waived on behalf of all holders of such series of the Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of the Series Seed/A Preferred then outstanding (voting together as a single class on an as-converted to Common Stock basis). Any of the rights, powers, privileges, and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of such series of the Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding (voting as a separate class). Any of the rights, powers, privileges, and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of such series of the Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of the Series C Preferred Stock then outstanding (voting as a separate class). Any of the rights, powers, privileges, and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of such series of the Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of the Series D Preferred Stock then outstanding (voting as a separate class). Any of the rights, powers, privileges, and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of such series of the Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of the Series E Preferred Stock then outstanding (voting as a separate class). Any of the rights, powers, privileges, and other terms of the Series F Preferred Stock set forth herein may be waived on behalf of all holders of such series of the Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of the Series F Preferred Stock then outstanding (voting as a separate class). Except as otherwise set forth herein, any of the rights, powers, privileges, and other terms of the Senior Preferred Stock as a class set forth herein may be waived on behalf of all holders of the Preferred Stock as a class by the affirmative written consent or vote of the holders of a majority of the shares of the Senior Preferred Stock then outstanding (voting together on an as-converted basis as a separate class). Except as otherwise set forth herein, any of the rights, powers, privileges, and other terms of the Preferred Stock as a class set forth herein may be waived on behalf of all holders of the Preferred Stock as a class by the affirmative written consent or vote of the Requisite Holders.
7.    Notice of Record Date. In the event:
(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice.

8.    Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law of the state of Delaware, and shall be deemed sent upon such mailing or electronic transmission.
ARTICLE V: PREEMPTIVE RIGHTS.
No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.
ARTICLE VI: BYLAW PROVISIONS.
A.    AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.
B.    NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws.
C.    BALLOT. Elections of directors need not be by written ballot unless the Bylaws shall so provide.
D.    MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the state of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the state of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.
ARTICLE VII: DIRECTOR LIABILITY.
A.    LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the state of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
B.    INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law of the state of Delaware permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the state of Delaware.
C.    MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE VIII: CORPORATE OPPORTUNITIES.
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
ARTICLE IX: FORUM.
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall, to the fully extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Restated Certificate, or the Bylaws or as to which the General Corporation law confers jurisdiction on the Court of Chancery in the State of Delaware (iv) any action to interpret, apply, enforce or determine the validity of the Restated Certificate or the Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine. Any person or entity who has acquired or held, or who may acquire or hold, any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
* * * * *

REMITLY GLOBAL, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Remitly Global, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the state of Delaware (the “General Corporation Law”), does hereby certify as follows.

1. The name of this corporation is Remitly Global, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 3, 2018 under the name Remitly Global, Inc.

2. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3. Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 22nd day of July, 2020.

/s/ Matthew B. Oppenheimer_______
       By: Matthew B. Oppenheimer, President